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                                                                 EXHIBIT 10.13.1

                                 AVERY DENNISON
                          RETIREMENT PLAN FOR DIRECTORS
                              amended and restated

                                   I. Purpose

         The purpose of this Retirement Pan for Directors ("Plan") has been to provide recognition and retirement compensation to eligible members of Avery Dennison Corporation's ("Company") Board of Directors ("Board") to facilitate the Company's ability to attract, retain and reward members of its Board. This Plan is amended and restated as of December 5, 2002.

                                 II. Definitions

         As used in this Plan, the following terms shall have the meanings specified:

         1. "Benefit Commencement Quarter" shall mean the fiscal quarter following the fiscal quarter during which an Eligible Director's Termination from the Board occurs, or following the fiscal quarter in which the Eligible Director becomes age 60, whichever occurs later.

         2. "Eligible Director" shall mean any non-employee individual who is, or was as of January 1, 1983 through November 31, 2002, a member of the Board, who has completed or completes at least five years of total service on the Board at the time of his or her Termination from the Board.

         3. "Eligible Spouse" shall mean a current spouse to whom an Eligible Director has been married for at least one year prior to the Eligible Director's death.

         4. "Secondary Beneficiaries" shall mean one or more beneficiaries designated by an Eligible Director, prior to his or her death, to receive benefits under the Plan upon the death of both the Eligible Director and such Eligible Director's Eligible Spouse. Such designation shall be made in writing and delivered to the Chief Executive Officer or other designated officer of the Company.

         5. "Termination from the Board" of an Eligible Director shall mean the effective date of the Eligible Director's resignation or retirement from the Board, death while serving as a Board member or failure to be reelected to the Board.

                               III. Participation

         All Eligible Directors shall be participants in this Plan.

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                              IV. Amount of Benefit

         Each Eligible Director, who retired on or before April 25, 2002, shall be entitled to an annual retirement benefit hereunder which shall be equal to the sum of the annual retainer plus twelve times the monthly Board meeting fees all as in effect at the time of the Eligible Director's Termination from the Board. From and after July 23, 1992, increases in the amount of the annual retainer and changes in the amount of the monthly Board meetings fees which take effect after an Eligible Director's Termination from the Board shall not operate to increase the annual retirement benefit hereunder. Each Eligible Director, who retires after April 25, 2002, shall be entitled to an annual retirement benefit hereunder, which shall be equal to the sum of the annual retainer plus twelve time the monthly Board meeting fees in effect on April 25, 2002. These amounts shall be paid quarterly in arrears in four equal payments. No additional amount shall be paid for service on any of the committees of the Board, nor shall interest be paid on these amounts.

                    V. Commencement and Duration of Benefits

         Benefit payments shall begin on the first day of the fiscal quarter following the Benefit Commencement Quarter; however, in no event shall benefits be paid for a period prior to the effective date hereof. Benefits will be paid for a period equal to the number of years (rounding fractional years of service up to the next higher whole year) for the years of service through December 31, 2002 that the Eligible Director served as a director on the Board; provided, however, that there shall be no credit for service on the Board after December 31, 2002 and that as of December 31, 2002 all active Eligible Directors shall be credited with a number of years of service such that they each have a minimum of five years of service for purposes of determining the number of years for which benefits will be paid. Upon the death of an Eligible Director, any benefits under this Plan will be paid to his or her Eligible Spouse in accordance with the same payment schedule set forth above until receipt of the maximum benefit to which the Eligible Director would have been entitled had he or she survived or until the death of the Eligible Spouse, whichever first occurs. If the Eligible Director dies while serving on the Board, the Eligible Spouse's Benefit Commencement Quarter shall be the fiscal quarter following the Eligible Director's death. Following the death of the Eligible Spouse, or if there is no Eligible Spouse living at the time of the death of the Eligible Director, any benefits will be paid to the Eligible Director's Secondary Beneficiaries in accordance with the same payment schedule set forth above until the first to occur of (i) receipt of the maximum benefit to which the Eligible Director would have been entitled had he or she survived, (ii) the death of the Secondary Beneficiaries, if natural persons or (iii) benefits have been paid under this Plan to the Eligible Director, the Eligible Spouse and/or the Secondary Beneficiaries for a combined period of ten years.

         The Eligible Director may, prior to his or her death, designate in writing (delivered to the Chief Executive Officer or other designated officer of the Company) one or more beneficiaries to receive any benefits which would otherwise be paid to such Director's Eligible Spouse during such Eligible Spouse's lifetime pursuant to this Article V. In such event, the Company shall make payments to any such designated beneficiaries in lieu of making payments to the Eligible Spouse;

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provided that the aggregate of such payments shall not exceed the amount of payments which would otherwise be payable to the Eligible Spouse and the Secondary Beneficiaries.

                               VI. Administration

         This Plan shall be a non-contributory, non-qualified, and unfunded Plan and shall represent only an unsecured general obligation of the Company. No special fund or trust shall be created, nor shall any notes or securities be issued with respect to any retirement benefits. The Chief Executive Officer of the Company or the Vice President of Human Resources, if authorized to act on behalf of the Chief Executive Officer, shall have full and final authority to interpret this Plan, to make determinations which he believes advisable for the administration of the Plan, to interpret Plan provisions and to approve ministerial changes or changes to the Plan required by law or regulation. All decisions and determinations by the Chief Executive Officer shall be final and binding upon all parties.

         If any person entitled to benefits under this Plan is so incapacitated that a legal guardian or conservator has been appointed for that person, benefits to be paid hereunder shall be paid directly to said legal guardian or conservator.

                               VII. Non-Alienation

         No benefit under this Plan shall be liable at any time for the debts, contracts or engagements of any Eligible Director or successor in interest, or be taken in execution by levy, attachment, garnishment or by any other legal or equitable proceeding, prior to payment hereunder, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber or assign any benefits or payments hereunder in any manner whatsoever, except as provided in the Plan.

                               VII. Applicable Law

         This Plan shall be governed by and administered in accordance with the laws of the State of California.